Exhibit 12


                              Matrix Bancorp, Inc.

                Computation of Ratio of Earnings to Fixed Charges

                                   (Unaudited)

                             (Dollars in thousands)


                                                                        Year Ended December 31,
                                                     2002         2001           2000          1999          1998
                                                  -----------  ------------  ------------   ------------  ------------

A.   Matrix Bancorp, Inc. and subsidiaries
     (consolidated)
Earnings:
     1.  Income (loss) before income taxes ..   $    (8,269)   $   12,787    $    6,501     $   17,057    $   13,389
     2.  Plus interest expense (A) ..........        50,228        65,884        68,089         44,234        36,822
                                                  -----------  ------------  ------------   ------------  ------------
     3.  Earnings including interest on deposts      41,959        78,671        74,590         61,291        50,211
     4.  Less interest on deposits...........        21,496        34,872        26,275         21,589        16,221
                                                  -----------  ------------  ------------   ------------  ------------
     5.  Earnings excluding interest on
         deposits                               $    20,463    $   43,799    $   48,315     $   39,702    $   33,990
                                                  ===========  ============  ============   ============  ============
Fixed Charges:
     6. Including interest on deposits
          excluding capitalized interest ....   $    50,228    $   66,119    $   68,218     $   44,279    $   36,901
     7.  Less interest on deposits (Line 4) .        21,496        34,872        26,275         21,589        16,221
                                                  -----------  ------------  ------------   ------------  ------------
     8.  Excluding interest on deposits .....   $    28,732    $   31,247    $   41,943     $   22,690    $   20,680
                                                  ===========  ============  ============   ============  ============
Ratio of Earnings to Fixed Charges:
           Including interest on deposits
           (Line 3 divided by Line 6) .......          0.84x         1.19x         1.09x          1.38x         1.36x
           Excluding interest on deposits
           (Line 5 divided by Line 8) .......          0.71x         1.40x         1.15x          1.75x         1.64x

------------

(A) Includes amounts representing the estimated interest component of net rental payments.